Exhibit 5.1

[LOGO]	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

April 14, 2005

Hiland Partners, LP
205 West Maple, Suite 1100
Enid, Oklahoma 73701

Gentlemen:

        We have acted as counsel for Hiland Partners, LP, a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to 680,000 common units (the "Common Units"), for issuance under the Hiland Partners Long-Term Incentive Plan (the "Plan").

        In connection with the opinions expressed below, we have examined or are familiar with the Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 15, 2005, as amended, (the "Partnership Agreement"), the Plan, the proceedings with respect to the registration of the Units, the proceedings with respect to the adoption of the Plan, the Registration Statement on Form S-8 filed in connection with the registration of the Units (the "Registration Statement"), and such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.

        Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Units have been duly authorized and when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable, except as such non-assessability may be limited by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described or incorporated by reference into the prospectus issued under the Registration Statement).

        The foregoing opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the Courts of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction. For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.

        We hereby consent to the filing of this opinion on Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that this firm in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

        This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

                      Very truly yours,

                      VINSON & ELKINS L.L.P.